Exhibit 99.2

As used in this Exhibit 99.2, unless the context indicates otherwise, references to “the Company,” “we,” “us,” “our” and similar references refer to Aethlon Medical, Inc. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (“2022 Annual Report”), filed with the Securities and Exchange Commission (SEC) on June 28, 2022. We have marked with an asterisk (*) those risk factors that are new risk factors or ones containing substantive changes from the similarly titled risk factors included in our 2022 Annual Report.

Investing in our securities involves a high degree of risk. You should carefully consider the risks discussed below and under the heading "Risk Factors" in our 2022 Annual Report before making a decision about investing in our securities. The risks and uncertainties discussed below and in 2022 Annual Report are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Delays, interruptions or the cessation of production by our third-party suppliers of important materials or delays in qualifying new materials, may prevent or delay our ability to manufacture or process our Hemopurifier.*

Most of the raw materials used in the process for manufacturing our Hemopurifier are available from more than one supplier. However, there are materials within the manufacturing and production process that come from single suppliers. We do not have written contracts with all of our single source suppliers, and at any time they could stop supplying our orders. FDA review of a new supplier is required if these materials become unavailable from our current suppliers. Currently, we are expecting a short term interruption in the manufacturing of our Hemopurifier as we transition to a new supplier of Galanthus nivalis agglutinin, or GNA, used in the manufacture of our Hemopurifier. We have not received the required FDA approval of our proposal to approve a new qualified supplier of the GNA and are working with the FDA to gain approval of this supplier. Although we have recently completed the manufacture of 112 Hemopurifiers, which have passed our quality control measures, we cannot ship the cartridges until we have FDA approval of our new GNA supplier. FDA review of the new supplier could take several months to obtain.

In addition, an uncorrected impurity, a supplier’s variation in a raw material or testing, either unknown to us or incompatible with its manufacturing process, or any other problem with our materials, testing or components, would prevent or delay the release of our Hemopurifiers for use in our clinical trials. For example, in late 2020, we identified during our device quality review procedures prior to product release that one of our critical suppliers had produced a Hemopurifier component that was not produced to our specifications, although no affected Hemopurifiers were released into our inventory or to any clinical trial sites. Our current inventory of Hemopurifiers expires on September 30, 2022. Any delay in achieving the required FDA approvals for our new supplier will limit our ability to meet any demand for the Hemopurifier and delay our ongoing clinical trials, which could have a material adverse impact on our business, results of operations and financial condition.

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Difficulties in manufacturing our Hemopurifier could have an adverse effect upon our expenses, our product revenues and our ability to complete our clinical trials.*

We currently outsource most of the manufacturing of our Hemopurifier. The manufacturing of our Hemopurifier is difficult and complex. To support our current clinical trial needs, we comply with and intend to continue to comply with cGMP in the manufacture of our product. Our ability to adequately manufacture and supply our Hemopurifier in a timely matter is dependent on the uninterrupted and efficient operation of our facilities and those of third-parties producing raw materials and supplies upon which we rely in our manufacturing. We currently anticipate an interruption in our Hemopurifier manufacturing due to delays in obtaining necessary regulatory approval of a new manufacturer of GNA. The manufacture of our products may also be impacted by:

•	availability or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

•	our ability to comply with new regulatory requirements, including our ability to comply with cGMP;

•	natural disasters;

•	changes in forecasts of future demand for product components;

•	potential facility contamination by microorganisms or viruses;

•	updating of manufacturing specifications;

•	product quality success rates and yields; and

•	global viruses and pandemics, including the current COVID-19 pandemic.

If efficient manufacture and supply of our Hemopurifier is interrupted, as we currently anticipate, we will experience delayed shipments or supply constraints. If we are at any time unable to provide an uninterrupted supply of our products for our clinical trials, our ongoing clinical trials may be delayed, which could materially and adversely affect our business, results of operations and financial conditions.

Our products are manufactured with raw materials that are sourced from specialty suppliers with limited competitors and we may therefore be unable to access the materials we need to manufacture our products.*

Specifically, the Hemopurifier contains three critical components with limited supplier numbers. The base cartridge on which the Hemopurifier is constructed is sourced from Medica S.p.A and we are dependent on the continued availability of these cartridges. We currently purchase the diatomaceous earth from Janus Scientific Inc., our distributor; however, the product is manufactured by Imerys Minerals Ltd., which is the only supplier of this product. The GNA is sourced from Vector Laboratories, Inc. and also is available from other suppliers; however, Sigma Aldrich is our only back up supplier at this time and we are in the process of working with the FDA to obtain regulatory approval for this supplier. A business interruption at any of these sources, including interruption resulting from the coronavirus pandemic, could have a material impact on our ability to manufacture the Hemopurifier.

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